AMENDMENT TO THE
AMENDED AND RESTATED
DECLARATION OF TRUST
OF
CAMDEN PROPERTY TRUST
The undersigned, acting as the Trust Managers of Camden Property Trust, a real estate investment trust under the Texas Real Estate Investment Trust Act, hereby adopt the following amendment to the Amended and Restated Declaration of Trust, as amended, for such trust, which amendment is effective as of May 11, 2012 and replaces in its entirety the first paragraph of the following Article of the Amended and Restated Declaration of Trust, as amended, for such trust.
ARTICLE SEVEN
The aggregate number of shares of beneficial interest which the Trust shall have the authority to issue is one hundred seventy-five million common shares, par value $.01 per share ("Common Shares"), and ten million preferred shares, par value $.01 per share ("Preferred Shares"). All of the Common Shares shall be equal in all respects to every other such Common Share, and shall have no preference, conversion, exchange or preemptive rights.
[Signature pages follow]

IN WITNESS WHEREOF, the undersigned Trust Managers do hereby execute this Amendment to the Amended and Restated Declaration of Trust.

/s/ Richard J. Campo
RICHARD J. CAMPO

/s/ D. Keith Oden
D. KEITH ODEN

/s/ Scott S. Ingraham
SCOTT S. INGRAHAM

/s/ Lewis A. Levey
LEWIS A. LEVEY

/s/ F. Gardner Parker
F. GARDNER PARKER

/s/ William F. Paulsen
WILLIAM F. PAULSEN

/s/ William B. McGuire, Jr.
WILLIAM B. MCGUIRE, JR.

/s/ Frances Aldrich Sevilla-Sacasa
FRANCES ALDRICH SEVILLA-SACASA

/s/ Steven A. Webster
STEVEN A. WEBSTER

/s/ Kelvin R. Westbrook
KELVIN R. WESTBROOK